SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C)
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO.__)1


                               AVI BIOPHARMA, INC.
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
                         (Title of Class of Securities)

                                    637184108
                                 (CUSIP Number)


                                 March 25, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


-----------------------

              1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 637184108                   13G                      PAGE 2 OF 6 PAGES
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1.       NAME OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION  NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         George W. Haywood
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP * (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A

--------------------------------------------------------------------------------

  NUMBER OF                5.      SOLE VOTING POWER               3,071,000
  SHARES                   -----------------------------------------------------
  BENEFICIALLY             6.      SHARED VOTING POWER                50,000 (1)
  OWNED BY                 -----------------------------------------------------
  EACH                     7.      SOLE DISPOSITIVE POWER          3,071,000
  REPORTING                -----------------------------------------------------
  PERSON WITH              8.      SHARED DISPOSITIVE POWER           50,000 (1)

--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,121,000
--------------------------------------------------------------------------------

 10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         []
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.1%
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12.      TYPE OF REPORTING PERSON *
         IN
--------------------------------------------------------------------------------

(1) Consists of shares owned by spouse.

         *    SEE INSTRUCTIONS BEFORE FILLING OUT.

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


ITEM 1(A).        NAME OF ISSUER:

                  Avi Biopharma, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One SW Columbia Street, Suite 1105, Portland, Oregon 97258

ITEM 2(A).        NAME OF PERSON FILING:

                  George W. Haywood

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Cronin & Vris, LLP, 380 Madison Avenue, 24th Floor, New York, New York 10017

ITEM 2(C).        CITIZENSHIP:

                  U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share

ITEM 2(E).        CUSIP NUMBER

                  637184108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C) , CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.

                  (b)  [ ]  Bank  as  defined  in  Section  3(a)  (6) of the
                            Exchange Act.

                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act.

                  (e)  [ ]  An investment  adviser in accordance with Rule 13d-1
                            (b)(1) (ii) (E);

                  (f)  [ ]  An  employee  benefit  plan  or  endowment  fund  in accordance with Rule 13d-1(b) (1) (ii) (F);

                  (g)  [ ]  A  parent  holding  company  or  control  person  in accordance with Rule 13d-1(b) (1) (ii) (G);

                  (h)  [ ]  A savings  association  as defined in  Section 3 (b)
                            of the Federal Deposit

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

                            Insurance Act.

                  (i)  [ ]  A church plan that is excluded  from the  definition of an investment company under Section 3 (c) (14)of the Investment Company Act.

                  (j)  [ ]  Group, in accordance  with Rule  13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issue identified in Item 1.

                  (a) Amount Beneficially Owned:                   3,121,000

                  (b) Percent of Class:                                 7.1%

                  (c) Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                                                                   3,071,000

                        (ii)  shared power to vote or to direct vote:
                                                                      50,000 (1)

                        (iii) sole power to dispose or to direct the disposition
                              of:                                  3,071,000

                        (iv)  shared power to dispose or to direct the
                              disposition of:                         50,000 (1)
----------------
(1) Consists of shares owned by spouse.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF  MORE  THAN  FIVE  PERCENT ON  BEHALF OF ANOTHER
                  PERSON.

                  Included as shares for which there exist shared voting and dispositive power are 50,000 shares owned by Mr. Haywood's spouse, which spouse would have the right to the receipt of dividends from, and proceeds for the sale of, such shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.


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


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     APRIL 1, 2005
                                                     -------------
                                                        (Date)


                                                 /s/ GEORGE W. HAYWOOD
                                                 ----------------------
                                                      (Signature)


                                                     GEORGE W. HAYWOOD
                                                     -----------------
                                                       (Name/Title)



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